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 FORM 4                                                  OMB APPROVAL
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----- Check this box if no longer               OMB Number:       3235-0287
      subject to Section 16. Form 4             Expires: January 31, 2005
----- or Form 5 obligations may                 Estimated average burden
      continue. SEE Instruction 1(b).           hours per response .... 0.5
                                                -----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ---------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Augusta Management, L.L.C.
----------------------------------------------------
   (Last)          (First)                (Middle)

   c/o CIBC World Markets Corp.
   622 Third Avenue
----------------------------------------------------
                   (Street)

   New York            NY                   10017
-----------------------------------------------------
   (City)          (State)                  (Zip)

- ---------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

    Augusta Partners, L.P. (no ticker symbol)
- ---------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ---------------------------------------------------------------------------

4. Statement for Month/Day/Year

   12/31/97
- ---------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)

- ---------------------------------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (specify below)
       Investment Adviser
- ---------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

- ---------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
----------------------------------------------------------------------------
1. Title of    2. Trans-    2A. Deemed    3. Trans-    4. Securities Acquired
   Security       action        Execution    action       (A) or Disposed of (D)
   (Instr. 3)     Date          Date, if     Code         (Instr. 3, 4 and 5)
                  (Month/       any (Month/  (Instr. 8)   ----------------------
                  Day/          Day/         ----------   Amount  (A) or   Price
                  Year)         Year)         Code   V            (D)


----------------------------------------------------------------------------
----------------------------------------------------------------------------
Augusta Partners,
L.P., Limited
Partnership
Interests         12/01/97                     S            $4,208,371     D
----------------------------------------------------------------------------

5. Amount of      6. Ownership      7. Nature of
   Securities        Form: Direct      Indirect
   Beneficially      (D) or Indirect   Beneficial
   Owned following   (I) (Instr. 4)    Ownership
   Reported                            (Instr. 4)
   Transactions
   (Instr. 3
     and 4)
----------------------------------------------------------------------------
 $1,199,038(1)           D
----------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).


TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------
1. Title of Derivative 2. Conver-  3. Transac-  4. Transac-  5. Number of
   Security (Instr. 3)    sion or     tion Date    tion Code    Derivative
                          Exercise    (Month/      (Instr. 8)   Securities
                          Price of    Day/       ------------   Acquired (A)
                          Deriv-      Year)        Code  V      or Disposed
                          ative                                 of (D) (Instr.
                          Security                              3, 4, and 5)
                                                                -------------
                                                                  (A)     (D)
----------------------------------------------------------------------------
----------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount     8. Price of
   cisable and         of Underlying           Derivative
   Expiration Date     Securities              Security
   (Month/Day/         (Instr. 3 and 4)
   (Instr. 5) Year)    -------------------
 -----------------            Amount or
 Date     Expira-      Title  Number of
 Exer-    tion                Shares
 cisable  Date
----------------------------------------------------------------------------
----------------------------------------------------------------------------

----------------------------------------------------------------------------
9. Number of       10. Ownership        11. Nature of
   Derivative          Form of              Indirect
   Securities          Derivative           Beneficial
   Beneficially        Security:            Ownership
   Owned at            Direct (D) or        (Instr. 4)
   End of Month        Indirect (I)
   (Instr. 4)          (Instr. 4)
----------------------------------------------------------------------------
----------------------------------------------------------------------------


Explanation of Responses

(1) Following the withdrawal, as of January 1, 1998, Augusta Management, L.L.C. owned 0.87% of the Limited Partnership Interests of Augusta Partners, L.P.

* If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                                AUGUSTA MANAGEMENT, L.L.C.

                                BY:  CIBC WORLD MARKETS CORP.,
                                     MANAGING MEMBER

                                BY:      /s/ Howard M. Singer         3/26/03
                                ---------------------------------     --------
                                Name:   Howard M. Singer                Date
                                Title:   Managing Director